SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 1-08397

Date of Report: January 15, 2010

CHINA SXAN BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Nevada	95-4755369
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

49 Fuxingmennei Street, Suite 310, Beijing, P.R. China 100031
(Address of principal executive offices) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement
Item 2.01                      Completion of Acquisition of Assets
Item 3.02                      Unregistered Sale of Equity Securities
Item 5.01                      Changes in Control of Registrant
Item 5.02	Election of Director

On January 15, 2010 China SXAN Biotech acquired the outstanding capital stock of SNX Organic Fertilizers, Inc., a Delaware corporation (“SNX Organic”).  SNX Organic is a holding company that owns all of the registered capital of Beijing Shennongxing Technology Co., Ltd. (“Beijing Shennongxing”), a corporation organized under the laws of The People’s Republic of China.  Beijing Shennongxing is engaged in the business of manufacturing and marketing organic fertilizer.  All of Beijing Shennongxing’s business is currently in China.

The acquisition took place through a merger of SNX Organic into a wholly-owned subsidiary of China SXAN Biotech (the “Merger”).  In connection with the closing of the Merger, the following took place:

•
China SXAN Biotech issued to the shareholders of SNX Organic 40,000,000 shares of common stock and 3,600 shares of Series C Preferred Stock, which will be convertible into 360,000,000 shares of China SXAN Biotech common stock.

•
The Board of Directors of China SXAN Biotech elected Chen Yu, the Chief Executive Officer of Beijing Shennongxing, to serve as a member of the Board and as Chief Executive Officer and Chief Financial Officer of China SXAN Biotech.

•
The prior members of the Board of Directors of China SXAN Biotech submitted their resignations from the Board, which will be effective 10 days after China SXAN Biotech mails to its shareholders of record an information statement in compliance with Rule 14f-1 of the Securities and Exchange Commission.  Upon the effective date of their resignations, Chen Yu will be the sole member of the Board of Directors.

•
China SXAN Biotech assigned all of its pre-Merger business and assets to American SXAN Biotech, Inc., its wholly-owned subsidiary, and American SXAN Biotech assumed responsibility for all of the liabilities of China SXAN Biotech that existed prior to the Merger.

At the same time, China SXAN Biotech entered into an Assignment and Assumption and Management Agreement (the “Management Agreement”) with Feng Zhenxing, its previous CEO, Feng Guowu, a member of its Board, Yi Kang, a shareholder, and American SXAN Biotech.  The Management Agreement provides that Mr. Feng will manage American SXAN Biotech within his discretion, provided that his actions or inactions do not threaten material injury to China SXAN Biotech.  The Management Agreement further provides China SXAN Biotech, on the one hand, and Messrs Feng, Feng and Yi, on the other hand, mutual options to cause a sale of American SXAN Biotech, Inc. to Messrs. Feng, Feng and Yi in exchange for 6,600,000 shares of the common stock of China SXAN Biotech, Inc.

New Management

Upon completion of the Merger, the Board of Directors consisted of Feng Zhenxing, Feng Guowu and Chen Yu.  Within the next few days, China SXAN Biotech will file with the Securities and Exchange Commission (“SEC”) and mail to its shareholders of record an information statement prepared in accordance with SEC Rule 14f-1, containing information about Chen Yu, among other things.  Ten days after the information statement is mailed to the shareholders of record, Feng Zhenxing and Feng Guowu will resign from their positions as members of the Board of Directors.  At that time, the executive officers and directors of Itlinkz Group will be:

Name	Age	Position with the Comapny	Director Since
Chen Yu	41	Chairman, Chief Executive Officer, Chief Financial Officer	2010

All directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualify.  Officers serve at the pleasure of the Board of Directors.

Chen Yu is an entrepreneur with nearly 20 years of experience in business management and operation.  Since June 2009, Mrs. Chen has served as the Chairman, CEO and CFO of Beijing Shennongxing Technology Co., Ltd.  Mrs. Chen started her business career as a manager at Hongkong Rongchang Trading Company from 1989 to 1994. From 1994 to 1996, Mrs. Chen was employed as vice president of Liaoning Zhongxing Group in Shanghai. From 1996 to 2006, Mrs. Chen was employed by American Mu’s Investment Group.  From 2006 until she joined Beijing Shennongxing, Mrs. Chen was one of directors and Chief Operations Officer of Shanghai William Jewelry Company. Mrs. Chen studied at the Shanghai Dance Schoolfrom 1982 to 1989, majoring in Ballet.  From 1994 to 1989, she attended the Shanghai University of Finance and Economics, studying corporate management.  During 1997 to 2000, Mrs. Chen studied Gemology in the United States, at the California Gemological Institute majoring in Gemologist.

Principal Shareholders

Upon completion of the Merger, there were 59,542,572 shares of China SXAN Biotech common stock issued and outstanding.  In addition, there are 153,442 shares of Series A Non-Voting Preferred Stock, each of which may be converted into one share of common stock.  There are also 3,600 shares of Series C Convertible Preferred Stock issued and outstanding, which can in total be converted into 360,000,000 common shares.  Therefore, the total outstanding common stock on a fully-diluted basis is 419,696,014 shares.  The holders of the Series C Preferred Stock have no voting power.

The following table sets forth information known to us with respect to the beneficial ownership of our common stock (assuming conversion of the Series A and the Series C Convertible Preferred Stock) as of the date of completion of the Merger by the following:

•	each shareholder who will beneficially more than 5% of our common stock (on a fully-diluted basis);

•	Chen Yu, our Chief Executive Officer

•	each of the members of the Board of Directors; and

•	all of our officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Chen Yu	20,000,000	4.8%
Feng Zhenxing(3)	14,400,000	3.4%
Feng Guowu(3)	800,000	0.2%

All directors and officers, as a group (3 persons)	35,200,000	8.4%

Huakang Zhou, 18 Quail Run, Warren, NJ 07075	89,500,000(4)	21.3%

Ying Wang	80,000,000	19.1%

Yuting Yan	25,000,000	6.0%
________________________________
(1) Except as otherwise noted, the address of each shareholder is c/o Beijing Shennongxing Technology Co., Ltd., 49 Fuxingmennei Street, Suite 310, Beijing, P.R. China 100031
(2)           Except as otherwise noted, all shares are owned of record and beneficially.
(3)	The address for Messrs Feng and Feng is Three-Kilometer Spot Along the Hayi Highway, Tieli City, Heilongjiang Province, P.R. China
(4)	Includes 40,000,000 shares owned by Warner Technology & Investment, Inc., which is controlled by Mr. Zhou.

INFORMATION REGARDING THE ACQUIRED COMPANIES

Business

SNX Organic Fertilizers, Inc.

SNX Organic Fertilizers, Inc. was organized under the laws of the State of Delaware in 2005.  It never initiated any business activity.  In March 2006 SNX Organic acquired 100% of the registered capital stock of Beijing Shennongxing in exchange for equity in SNX Organic.  Those shares represent the only asset of SNX Organic.

Beijing Shennongxing Technology Co., Ltd.

Beijing Shennongxing was organized in 2002 under the laws of the People’s Republic of China.  In 2005 the Company amended its charter to adopt its current corporate name and increased its registered capital to 1,000,000 RMB ($146,413).  From inception, Beijing Shennongxing has engaged in the business of manufacturing and marketing organic fertilizer. Currently Beijing Shennongxing operates through two wholly-owned subsidiaries:

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Daqing Shennongxing Xiangyu Technology Co., Ltd. (“Daqing Shennongxing”).  Beijing Shennongxing invested $239,670 to establish Daqing Shennongxing in Daqing City, Heilongjiang Province.  Daqing Shennongxing specializes in manufacturing complex mixing fertilizer and organic fertilizer, and in developing and marketing microbial fertilizer.

•
Heilongjiang Xiangyu Organic Fertilizer Co., Ltd. (“Heilongjiang Xiangyu”).  Heilongjiang Xiangyu was established in Jiamusi City, Heilongjiang Province in September 2006, with registered capital of $762,467. It specialized in manufacturing compound fertilizer and organic fertilizer under the “Xiangyu” brand, which was developed by a state-owned enterprise and carries considerable goodwill in the agricultural markets of northeast China.

To date we have focused our attention on research and development of our product line.  For that reason our revenues have been modest.  Our products are now ready for full scale marketing, and it is out plan to promote our product in more districts around China, and to set up additional manufacture bases in central China and southern China. Implementation of that plan will require capital, however.  So our focus in the coming months will be on obtaining the working capital that will enable us to take advantage of the market opportunities available to our company.

The Market for Organic Fertilizer in China

The market for fertilizer in a region depends, in the first instance, on the fertility of the regional soil.  By nature, and by reason of poor agricultural practices in the 20th Century, the soil in China is, overall, less fertile than in most other countries.  Studies indicate that effective agricultural production in China requires that the farmer use twice as much fertilizer as is the norm in Japan, 2.4 times the norm in the United States, 4.4 times the norm in Canada, and 8.2 times the norm in Australia.

 According to Ministry of Agriculture of China, there are more than 2 billion acres of cultivated land in Chine, which require approximately 140 million tons of fertilizer per year. The Chinese National Agricultural Means of Production Circulation Association has estimated that in 2008 Chinese fertilizer consumption accounted for 38% of total world-wide fertilizer usage.  China’s production of fertilizer, however, falls far short of the demand, with the result that China’s fertilizer supply is still dependent on imports.  Since fertilizer is a bulky and volatile product, difficult to ship, the lack of an adequate domestic supply of fertilizer forces farmers to pay prices for imported fertilizer that are swelled by shipping charges.  This situation creates a significant market opportunity for a domestic supplier of quality fertilizer.

                There are about 500 factories and related companies involved in the commercial manufacture of fertilizer in China.  These 500 companies could be categorized into three different market segments in term of product:

•
Refined organic-based fertilizer, mainly focus on providing agricultural crops with organic nutrition and replenishing micronutrients which cannot be sufficiently obtained from soil. The companies that are involved in manufacturing such products account for about 31% of Chinese fertilizer companies.

•	Compound fertilizer, which combines both organic-based fertilizer and inorganic fertilizer. These companies account for about 58% of Chinese fertilizer companies.

•
Bio-organic based fertilizer, which is able to improve soil condition and suppress crop disease, while providing crops with high quality organic nutrition. These companies account for about 11% of Chinese fertilizer companies.

The third category, which includes Beijing Shennongxing, is the fastest growing segment of the fertilizer industry in China.  Although bio-organic products still represent only a small share of the fertilizer market in China, as public awareness of the relationship between green products and a healthy life style is emerging, demand for organic products is growing. In addition, recognition has grown regarding the detrimental ecological effect of the intense use of chemical fertilizer, as well as the damage to agricultural soil caused by inorganic fertilizer.  Increased use of chemical fertilizer in Chinese agriculture has reduced the soil's ability to absorb nitrogen and other nutrients. Applying organic or compound fertilizer helps to restore the soil by replenishing these micronutrients.  These two factors have prompted several small and regional companies to produce organic, environment-friendly fertilizer. Organic fertilizer comprises a balance of both organic and biotechnology substances, thereby combining the speedy effectiveness of biotech fertilizers with the environmental benefits of the organic ones, thus ensuring significant room for its future development in the Chinese agricultural production system.

Our Products

During the past several years we have developed or acquired the technology necessary a variety of fertilizer products, including high quality organic fertilizer, active organic compound fertilizer, organic foliage fertilizer product, and organic-based fertilizer processed from biodegradable waste. In addition to the high fermentation technology that we imported from the U.S., we are also working closely with Chinese Academy of Agricultural Sciences and China Agricultural University and other experts in an effort to maximize the utility of the technology we imported from overseas.  In the coming years we plan to apply for patents covering our state-of-the-art fertilizer manufacturing technology.

Our core product is “Xiangyu” brand bio-organic fertilizer and compound fertilizer. Our Xiangyu bio-organic fertilizer is produced from a variety of high quality organic materials, including fully fermented stock manure, grass peat, and humic acid. The mixture of those organic materials, combined with several other components, is processed through a series of procedures consisted of stirring, chopping, powder making, dry, cooling off, filtering and packaging.

Organic fertilizers are composed of natural nutritional elements that improve the quality and yield of crops while also improving soil quality, which in turn improves crop yield.  Organic compound fertilizer accelerates reproduction of soil microbes to improve soil quality through the decomposition of organic material and the improvement of the soil’s retention of nitrogen. Moreover, this application can activate dormant soil by increasing soil nitrates and moisture content, a benefit not achieved by traditional chemical fertilizers. This process controls the release of nutritional elements that enhance the quality, quantity and health of crops. For example, in our tests comparing mandarin orange production using our bio-organic fertilizer with production using chemical fertilizer, the oranges that were bio-organically fertilized had 8% more sugar content, an increase of 5mg/100g in Vitamin C content and significantly smoother skin.  So, given that organic compound fertilizers typically are less expensive or equal in price to chemical fertilizers, we believe that educated farmers will recognize that use of organic fertilizer provides economic advantages due to the increase of yield and quality and, consequently, the increased margin attained by the farmer at the market.

Plants tend to easily absorb organic fertilizer without many of the side effects found in the use of chemical fertilizer.  This organic process strengthens photosynthesis, which improves the overall health of a plant in resisting drought and disease. Additional functions of organic compound fertilizer include:

preserving nitrogen and improving soil fertility;
allowing phosphorus and potash fertilizer to gradually dissolve;
promoting disease resistance; and
activating and maintaining soil moisture content.

Our products can be applied to all kinds of crops, but have particular advantages for crops that will benefit from an advanced blooming and fruiting period.  We have tested our products in numerous field trials, in comparison with chemical fertilizer, with application to more than a dozen crops.  Our tests resulted, on average, in a 10% - 30% increase in the net value of the farmer's crop, depending on the particular crop and the product application. The increased value is due, in part, to the increased effectiveness of nitrogen which is catalyzed by the product.  In addition, the disease suppression characteristics of our fertilizer reduced the need for other costly crop protection applications. Our testing indicated that our fertilizers provide the following benefits:

•	Stimulate seed germination and viability, root respiration, formation and growth.
•	Produce thicker, greener, and healthier foliage.
•	Produce more, larger, longer lasting flowers.
•	Increase significantly the protein, vitamin, and mineral contents of most fruits and vegetables.
•	Reduce fertilizer requirements and increase yields in most crops.
•	Suppress crop disease.

In February 2007, Beijing Shennongxing’s methods of manufacturing active organic compound fertilizer and organic foliage fertilizer were certified as compliant with the standards of China’s Quality Management System Certification, ISO9001:2000.

Trademarks and Intellectual Property

In 1999 the China Green Product Development Center awarded to the XiangYu Fertilizer Company, a state-owned enterprise of Huanan County, its certification that fertilizer sold under the brand “XiangYu” qualified as a Grade A Green Food Raw Material, making XiangYu the first Grade A green brand in Province of Heilongjiang. To achieve that certification, the company’s production environment had to satisfy environmental quality standards established by the National Administration of Agricultural Quality, Supervision, Inspection and Quality.  The certification meant that food manufacturing companies using food products fertilized with XiangYu brand fertilizer are eligible to put the “Green Food” label on their products. In the following years, the XiangYu brand developed into one of the best known fertilizer brands in northeast China, including Provinces of Liaoning, Jilin and Heilongjiang.  In 2008 “XiangYu” was presented the “Brand Name” award at the Heilongjiang China Agricultural Exposition.

Despite the value of its brand, the XiangYu Fertilizer Company failed as a business.  In 2006, therefore, we signed a management agreement with the government of Huanan County and paid $265,492 to obtain an exclusive license to use the XiangYu brand name as well as the plant, equipment and intangible assets of the XiangYu Fertilizer Company for 20 years.  Currently, we market our products under the XiangYu brand.  In the near future, we also plan on acquiring another famous fertilizer brand, “Zheng Guang,” which is influential in central China.  We are looking to take advantage of these name brands to expand and improve public awareness of our own organic-based fertilizer products.

We currently own and employ one patented technology in our fertilizer production.  In 2003 the Government of China awarded us patent number 01138982 for “bio-based organic fertilizer manufacturing technology.”  Beijing Shennongxing also owns two patents for seed magnetization technology that it acquired by license from Huanan County; however, it has no current use for that technology.  We intend to file additional patent applications in the future.

Production and Facilities

The Company’s plant in Jiamusi City has a fertilizer output capacity of 5,000 tons per year.  Our plant in Daqing also has a fertilizer output capacity of 5,000 tons per year as well. We currently have one “scarab” fertilizer manufacturer, as well as the other necessary equipment for production, including a windrow turner machine, customized rotary drum screening system, farmland thermometer, farmland moisture measure, and PH screen appliance.  Most of our equipment was introduced from North America.

For the six months end September 30, 2009, the combined actual output of the Company was 4000 tons, due to the low level of our marketing operations.  As we obtain capital to fund our operations, we will seek to expand to our plant capacity.  In addition, in order to reduce shipping expense, our plan is to develop local manufacturing facilities in additional regions of China, thereby providing local delivery capabilities and increased capacity.

Raw Material and Suppliers

A variety of raw materials are utilized in the production of our products,  including fermented chicken manure, fermented rice straw, grass peat, carbamide, monoammonium, ammonium acid carbonate, humic acid, potassium, and potassium chloride. We obtain these raw materials for organic compound fertilizers from many different suppliers in the People’s Republic of China. To manufacture our organic fertilizer, fermented chicken manure, fermented rice straw, grass peat and extracted humic acid are the key raw materials. We currently maintain short-term (typically one-year) supply contracts with 10 material suppliers, 4 of whom are considered “key” suppliers. We utilize spectral analysis technology to select the raw material with the best quality, and we have specially trained buyers to make sure the quality and consistency of the raw materials are maintained.

In addition to the major raw materials, we also utilize a few different components in our production process, all of which can be readily obtained from numerous sources in local markets. Management believes that there are adequate alternative sources of supply for each of these raw materials.

Marketing and Distribution

We have a marketing team of 12 employees. Their pre-market mission is to collect and correlate marketing data from across 5 provinces and 2 municipalities. Our goal is to assemble nationwide market analyses, ascertain new product needs, estimate demand and customer demographics and develop new products to meet that demand.  We then apply our branding strategy - identifying our products by brands known in the local region - to introduce to the market the products most likely to appeal to the farmers in that region.  For example, in northwest China, climate and environment cause farmers to realize low profit margins, which limit their financial ability to invest in fertilizer.  In that area, therefore, we market a broader spectrum, low-cost fertilizer.

Currently the majority of our marketing efforts involve television advertisements and other mass media. In addition, we also conduct marketing and advertising programs through joint events with our customers. Our sales staff shares its knowledge base by organizing training courses about agricultural techniques that are offered to the public on a regular basis, as well as lectures and interactive meetings. Our staff emphasizes the technological components of our products to help end users understand the differences in products available and how to use them. Also, we have set up several hotlines to answer customer questions and to have real-time interaction with customers.

Currently we sell our products through direct selling methods.  However, we are actively developing county level product representatives to represent and market our products throughout the provinces contiguous to Heilongjiang:  Liaoning, Shandong, Neimenggu and Hebei. The Company will employ a target-profit pricing method. The headquarters in Beijing will determine the target profits for each of the two manufacturing plants, which in turn will work directly with general distributors to determine the prices of each of the product series sold into the local distribution channel.

Because of our low level of sales at this time, a small number of customers provide the largest portion of our sales.  Our major customers are farms and plantations, including four from Beijing, three from Shandong and three from Hebei.  Approximately 25% of our sales are made to farmers who are certified as “organic.”  The majority of our sales are to non-organic growers who are attracted by the productivity advantages offered by our products.

Currently Beijing Shennonxing ships its fertilizer in bagged lots.  Its automatic filling and packaging line has a capacity of 500kg/hour.  Beijing Shennongxing uses outsourced trucks as the primary method of making shipments from the manufacturing facility to the customer.  In special circumstances, rail delivery will also be available.  Because transportation of fertilizer entails a risk of environmental pollution, Beijing Shennongxing has developed special transportation and storage containers for use in distribution of its products.

Within the Company’s agricultural markets, a significant portion of the required sales effort includes providing customers with follow-up analysis regarding the efficacy of the Company’s products.  Beijing Shennongxing’s future growth will depend upon the Company being able to provide this type of benefit analysis to its customers.  So we intend to increase the number of our staff capable of providing such information as a part of our marketing effort.

Competition

The organic fertilizer industry in the People’s Republic of China is largely fragmented, with most competitors operating small regional factories, serving local requirements. Most companies in this industry do not widely promote their products. They have competitive advantages, however, in that they are likely to have tailored their product offerings to local conditions.  We intend to do likewise.  We have not yet identified any competitors in the northeast China that operate in all of our product lines (organic compound fertilizer, liquid fertilizer, pesticides and insecticides). Our competitive position in the fertilizer industry is strengthened by our emphasis on the use of “environmentally friendly” fertilizer products.

Seasonality and Revenue Volatility

The fertilizer business is highly seasonal, since sales are tied to the planting, growing and harvesting cycles. The seasonality of the industry affects the sales volume of our product. Typically, we experience a higher sales volume in the second and third quarters, with a lower volume in the first and fourth quarters.

Our sales volume can be volatile as a result of a number of factors, including:

Weather patterns and field conditions (particularly during periods of high fertilizer consumption);
Quantities of fertilizers imported to primary markets;
Current and projected grain inventories and prices, which are heavily influenced by U.S. exports, worldwide grain markers, and domestic demand (food, feed, biofuel);
Government regulation, intervention and unexpected changes in government policies; and
The reputation of our products and company in the marketplace.

Environmental Regulation

Our products and our manufacturing practices are subject to regulation by governmental agencies in the People’s Republic of China. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the People’s Republic of China and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. We believe that we have complied with all registrations and requirements for the issuance and maintenance of the licenses required of us by the governing bodies. As of the date of this report, all of our operating license fees and filings are current.

Employees

We currently have 69 full-time staff and employees, assigned to our internal departments as follows:

Department	Headcount
Management	7
Accounting staff	2
Sales and marketing staff	20
Product line staff	40
Total	69

Properties

The executive offices of Beijing Shennongxing are located in rented offices in Beijing.  The manufacturing facility of its subsidiary, Daqing Shennongxing, is located on a 3,685 m2 parcel of land in the National High Technology District in Daqing City, Heilongjiang.  The manufacturing facility of its other subsidiary, Heilongjiang Xiangyu, is located on a  3,198 m2 parcel in Jiamusi City, Heilongjiang.  The two facilities collectively have five warehouses, two for finished products and three for raw materials and work in process, plus an office builsing.

Management’s Discussion and Analysis

Results of Operations

Beijing Shennongxing remains in a pre-market stage of its operations.  During the past few years we have focused on developing our technology and product offering, then on establishing marketing channels, including developing access to agribusiness clients.  Sales have been incidental to these activities and, therefore, limited.  During the six months ended September 30, 2009 we recorded only $36,400 in revenue, all of which was earned in the quarter ended June 30, 2009.  During the year ended March 31, 2009 we recorded $117,414 in revenue.  These sales were made to a small number of farms and plantations, generally at cost, and primarily for the purpose of initiating distribution for testing purposes.  Primarily because the cost of goods sold recorded on our Statements of Operations includes an allocation of indirect production costs (such as utilities) and an allocation of indirect labor (such as assembly and packaging), in each period we realized negative gross margin:  a gross loss of $59,902 in the six months ended September 30, 2009 and a gross loss of $37,527 during the year ended March 31, 2009.

An additional reason for our negative margins has been recent increases in the cost of the specialized raw materials that we use in our fertilizer.  Specifically, the cost of carbamide, which serves as an important raw material for our products, increased by 20.6% to RMB 1750 per ton in 2009 from RMB 1450 per ton a year earlier. In addition, the costs of monoammonium, potassium, and potassium chloride have increased significantly during 2009.  Our prospects for profitable operations in the future will depend, in part, on how the international market for these raw materials develops in the next few years.  Similarly, because the cost of transportation represents a significant portion of our cost of goods sold, the international market for oil will also influence our profitability in future periods.

           As noted, all of our sales in the six months ended September 30, 2009 occurred during the quarter ended June 30, 2009.  Likewise, all but $1,537 of our sales during the year ended March 31, 2009 occurred during the three months ended June 30, 2008.  This high level of seasonality occurs because farmers customarily purchase their fertilizer in the early Spring.  As our business grows, one challenge facing us will be to develop methods of spreading our revenues into other quarters.

           Our general and administrative expenses principally include:

●   Office staff salaries and benefits;
●   Traveling and entertainment expenses;
●   Other associated fees.

Our general and administrative expenses were $726,254 for the year ended March 31, 2009, and were relatively the same, $712,660, in the year ended March 31, 2008. During the six months ended September 30, 2009, however, general and administrative expenses fell to $133,127.  The reduction is primarily attributable to expenses incurred in the 2009 and 2008 fiscal years in connection with (a) product acquisition and development, and (b) efforts by the Company to become publicly listed in the United States.  General and administrative expenses are likely to increase in the near term due to the fact that SNX Organic is now a subsidiary of China SXAN Biotech, and will incur the expenses attendant to SEC reporting and to maintaining a public trading market for the Company’s shares.  In addition, if we are able to secure the funds needed to implement our marketing program, general and administrative expenses will grow along with the expansion of our business operations.  When funded, we intend to open new manufacturing facilities and hire additional personnel, all of which will increase our general and administrative expenses.

Due to the low level of our revenues, our operating expenses were approximately equal to our net loss in all of the periods reported on in this Report:  $194,644 for the six months ended September 30, 2009, $773,611 for the year ended March 31, 2009, and $726,651 for the year ended March 31, 2008.

Our business operates in Chinese Renminbi, but we report our results in our SEC filings in U.S. Dollars.  The conversion of our accounts from RMB to Dollars results in translation adjustments, which are reported as a middle step between net income and comprehensive income.  The net income is added to the retained earnings on our balance sheet; while the translation adjustment is added to a line item on our statement of stockholders equity labeled “accumulated other comprehensive income,” since it is more reflective of changes in the relative values of U.S. and Chinese currencies than of the success of our business.  During the six months ended September 30, 2009, the unrealized loss on foreign currency translations reduced our accumulated other comprehensive income by $59,837.

Liquidity and Capital Resource

Since Beijing Shennongxing was organized, its operations have been funded primarily by loans from our shareholders. As of September 30, 2009, therefore, the balance due to our shareholders was $1,716,047.  This is recorded on our balance sheet as a long-term liability, because the creditors are members of the management of Beijing Shennongxing, and they have committed that they will not seek repayment of the loan during the next fiscal year and not until the Company can afford to repay the loan without damage to its business prospects.

As of September 30, 2009, SNX had a working capital deficit of $396,724.  This represented an increase of $72,603 compared to the working capital deficit at March 31, 2009.  The increase in working capital deficit is less than the net loss for the six month period primarily because Beijing Shennongxing obtained $146,102 by disposing of unneeded fixed assets during the period.

During the year ended March 31, 2009 our working capital deficit increased by $301,374.  This was less than our net loss of the year of $773,611, primarily due to a contribution of $871,483 in cash made by the management of Beijing Shennongxing during the year.

Included in our current assets at September 30, 2009 are “other account receivable” of $162,017.  The greater portion of this item represents funds advanced to middlemen for future purchases of raw materials.  The accounts will be amortized as raw materials are received.

The largest item in our current liabilities is denoted “accrued expenses and other payable.”  As of September 30, 2009 this item totaled $1,090,772, representing an increase of $356,703 since March 31, 2009.  Included in this item is $941,400 related to the conversion of the facilities of the XiangYu Fertilizer Company for use in our operations.  The item includes amounts owed (but, in most cases, not yet payable) for services by contractors, and also includes refundable contract deposits and bidding deposits given to Beijing Shennongxing in connection with the construction process.

In order to fully implement our business plan, we will require working capital far in excess of our current asset value. Our expectation, therefore, is that we will seek to access the capital markets in both the U.S. and China to obtain the funds we require. At the present time, however, we do not have commitments of funds from any source.

           Off-Balance Sheet Arrangements

Neither SNX Organic nor Beijing Shennongxing has any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on their financial condition or results of operations.

Risk Factors That May Affect Future Results

You should carefully consider the risks described below before buying our common stock.  If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

We will need to raise additional capital to fund our operations, and we do not have any commitments for that capital.

In order to operate our business at a cost effective level and achieve profits, we will need additional capital.  At present no one has committed to provide us the necessary capital.  If we are unsuccessful in raising additional capital, we will be unable to execute our business strategy, and are unlikely to be able to sustain operations. If we became unable to continue as a going concern, we would have to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements.  In addition, if adequate capital cannot be obtained on satisfactory terms, we will be forced to curtail or delay the implementation of updates to our facilities and delay the expansion of our sales and marketing capabilities, any of which could cause our business to fail.

We have limited operating history, and our prospects are difficult to evaluate.

We have not operated any facility other than our two facilities in city of Daqing and city of Jiamusi, which we acquired in April 2009 and September 2009, and those have been operated only on a limited basis.  Our activities to date have been primarily limited to developing our products and establishing marketing relationships.  Consequently there is limited historical financial information related to operations available upon which you may base your evaluation of our business and prospects. The revenue and income potential of our business is unproven. If we are unable to develop our business, we will not achieve our goals and could suffer economic loss or collapse.

Our plan to develop relationships with strategic partners and vendors may not be successful.

Our business plan contemplates that we will have to develop both short- and long-term relationships with certain partners and material suppliers to conduct growth trials and other research and development activities, to assess technology, to engage in marketing activities, and to enter into waste collection. For these efforts to succeed, we must identify partners and material suppliers whose competencies complement ours. If we are unsuccessful in our collaborative efforts, our ability to develop and market products could be severely limited or delayed.

Our future success will be dependent on our existing key employees, and hiring and assimilating new key employees, and our inability to attract or retain key personnel in the future would materially harm our business and results of operations.

Our success depends on the continuing efforts and abilities of our current management team. In addition, our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. The loss of services of any of our key personnel, the inability to attract or retain key personnel in the future, or delays in hiring required personnel could materially harm our business and results of operations. We may be unable to identify and attract highly qualified employees in the future. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

We may be unable to establish marketing and sales capabilities necessary to commercialize and gain market acceptance for our potential products.

We currently have limited resources to expand our sales and marketing capabilities. We will need to either hire sales personnel with expertise in the markets we intend to address or contract with others to provide sales support. Co-promotion or other marketing arrangements to commercialize our planned products could significantly limit the revenues we derive from our products, and our associates may fail to commercialize these products successfully. Our planned products address different markets and can be offered through multiple sales channels. Addressing each market effectively will require sales and marketing resources tailored to the particular market and to the sales channels that we choose to employ, and we may not be able to develop such specialized marketing resources.

The fertilizer industry is highly competitive, which may adversely affect our ability to generate and grow sales.

Chemical fertilizers are manufactured by many companies and are plentiful and relatively inexpensive. In addition, the number of fertilizer products registered as “organic” with the China Food Development and Certification Center increased by approximately 26% from 2005 to 2008. If we fail to keep up with changes affecting the markets that we intend to serve, we will become less competitive, adversely affecting our financial performance.

Detection of any significant defects in our products or failure in our quality control procedures may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, and injury to our reputation. The costs we may incur in correcting any product defects may be substantial. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend.

Changes in environmental regulations or violations of such regulations could result in increased expense and could have a material negative effect on our financial performance.

We are subject to air, water and other environmental regulations and will need to obtain a number of environmental permits to construct and operate our planned facilities. If for any reason any of these permits are not granted, construction costs for our organic waste conversion facilities may increase, or the facilities may not be constructed at all. Additionally, any changes in environmental laws and regulations, either at the national or the provincial level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce our net income and have a material negative effect on our financial performance.

Risks of doing business in People’s Republic of China

The People’s Republic of China’s Economic Policies could affect our Business.

Virtually all of our assets are located, and all of our revenues are derived from our operations, in the People’s Republic of China. Accordingly, our business, financial condition and results of operations are subject, to a significant extent, to the economic, political and legal developments in the People’s Republic of China.

While the People’s Republic of China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People’s Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

Over the past 20 years, the Chinese economy has experienced periods of rapid expansion and fluctuating rates of inflation. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action that could inhibit economic activity in China, and thereby harm the market for our products, which could have a negative effect on our business, financial condition and results of operations.

The economy of the People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises.  However, a substantial portion of the productive assets in the People’s Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in the People’s Republic of China may hamper our ability to remit income to the United States.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change; we may not be able to remit all income earned and proceeds received in connection with its operations or from the sale of its operating subsidiary to our stockholders.

We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China.

The People’s Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Description of Securities

China SXAN Biotech is authorized to issue:

➢	100,000,000 shares of Common Stock, $.001 par value per share, of which 59,542,572 shares are outstanding;
➢	3,600 shares of Series C Preferred Stock, all of which is outstanding; and
➢	99,896,000 shares of Preferred Stock, none of which are outstanding.

In addition, China SXAN Biotech has contracted to issue 153,442 shares of Series A Non-Voting Convertible Preferred Stock.  However no certificate of designation for such shares was ever filed with the Nevada Secretary of State.  Accordingly, the individuals who subscribed for those shares hold contractual rights equivalent to the rights they would have possessed if duly authorized shares had been issued to them.

Common Stock.  Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders.  There is no cumulative voting in the election of directors.  Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share rateably in all assets remaining after payment of liabilities.  The holders of Common Stock have no pre-emptive or conversion rights and are not subject to further calls or assessments.  There are no redemption or sinking fund provisions applicable to the Common Stock.

Series A Convertible Preferred Stock (contractual rights only).  The holder of each share of Series A Preferred Stock is entitled to convert the share into one share of Common Stock.  The holders of Series A Preferred Stock have no voting rights, no dividend rights, and no right to a distribution on liquidation.

Series C Convertible Preferred Stock.  The holder of each share of Series C Preferred Stock is entitled to convert the share into 100,000 shares of Common Stock.  The holders of Series C Preferred Stock have no voting rights.  In the event that the Company declares a dividend, the holders of the Series C Preferred Stock will participate in the dividend as if they held the number of common shares into which their Series C Preferred Stock is convertible.   In the event of a liquidation of the Company, the holders of the Series C Preferred Stock will be entitled to a distribution of $.01 per share, and then will participate in the remainder of the distribution as if they held the number of common shares into which their Series C Preferred Stock is convertible.   The Company may call the Series C Preferred Stock for redemption at a price of $.001 per share at any time after June 30, 2010 if there are sufficient authorized common shares to permit full conversion of the Series C Preferred Stock.

Preferred Stock.  The Board of Directors of China SXAN Biotech is authorized to designate the preferred stock in classes, and to determine the rights, privileges and limitations of the shares in each class.  No class of Preferred Stock may have voting rights.

Item 9.01                      Financial Statements and Exhibits

Financial Statements	Page
Unaudited consolidated financial statements of SNX Organic Fertilizers, Inc. for the six month periods ended September 30, 2009 and 2008	F-1
Audited financial statements of SNX Organic Fertilizers, Inc. for the years ended March 31, 2009 and 2008	F-12

Exhibits

3-a	Certificate of Designation of Series C Preferred Stock

10-a	Merger Agreement dated January 15, 2010 among China SXAN Biotech, Inc., SNX Acquisition Corp., and SNX Organic Fertilizers, Inc.

10-b	Assignment and Assumption and Management Agreement dated January 15, 2010 among China SXAN Biotech, Inc., American SXAN Biotech, Inc., Feng Zhenxing, Feng Guowu and Yi Kang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 15, 2010                                                                CHINA SXAN BIOTECH, INC.

By: /s/ Chen Yu
     Chen Yu, Chief Executive Officer

Financial Statements

SNX ORGANIC FERTILIZER, INC.
CONDENSED CONSOLIDATED BALANCE STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009 & 2008
(UNAUDITED)
ASSETS
	September 30,	March 31,
	2009	2009
	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$276,912	$14,504
Accounts receivable, net	226,329	290,217
Other account receivable	162,017	138,189
Advanced to suppliers	6,150	-
Inventory	109,381	184,589
Prepaid Expenses	109,576	-
Total Current Assets	890,365	627,499

Property, Plant & Equipment, net	1,829,143	1,935,949

Intangible assets, net	457,653	457,029

Total Assets	3,177,161	3,020,477
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	44,467	44,406
Advance from Customers	125,429	145,108
Tax Payable	26,421	28,037
Accrued expenses and other payable	1,090,772	734,069

Total Current Liabilities	1,287,089	951,620

Long-Term Liabilities:
Long Term Loan	1,716,047	1,700,523
Total Long-Term Liabilities	-	-

Total Liabilities	3,003,136	2,652,143

Stockholders' Equity:
Capital	2,016,090	1,976,318
Accumulated other comprehensive income	(62,545)	(23,128)
Retained Earnings	(1,779,520)	(1,584,856)
Total Stockholders' Equity	174,025	368,334

Total Liabilities and Stockholders' Equity	$3,177,161	$3,020,477
The accompanying notes are an integral part of the financial statements

SNX ORGANIC FERTILIZER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009
(UNAUDITED)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$(10)	$1,006	$36,400	$116,883

Cost of Goods Sold	(26)	1,328	96,302	154,240

Gross Profit (Loss)	16	(322)	(59,902)	(37,357)

Operating Expenses:
Sales Expenses	0	816	1,466	7,146
General and Administrative Expenses	61,531	69,407	133,127	202,356

Total Operating Expenses	61,531	70,223	134,593	209,502

Loss from Operations before other Income & Expense	(61,515)	(70,545)	(194,495)	(246,859)

Other Income & (Expense):
Other income	18	(2)	33	31
Financial expense	(111)	130	(203)	(258)

Non Operating Loss	(93)	128	(170)	(227)

Loss Before Income Taxes	(61,608)	(70,417)	(194,664)	(247,086)

Provision For Income Taxes	0	0	0	0

Net Income (Loss)	(61,608)	(70,417)	(194,664)	(247,086)

Other Comprehensive Items:

Foreign Currency Translation Gain (Loss)	(30,239)	(1)	(59,837)	(52,726)

Net Comprehensive Income (Loss)	$(91,847)	$(70,418)	$(254,501)	$(299,812)
The accompanying notes are an integral part of the financial statements

SNX ORGANIC FERTILIZER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009 & 2008
(UNAUDITED)
	For Six Months Ended
Cash Flows From Operating Activities:	September 30,
	2009	2008

Net Income (loss)	$(194,664)	$(247,086)
Adjustments To Reconcile Net Income To Net Cash
Provided By Operating Activities:
Depreciation and Amortization Expense	39,133	46,017
(Increase) or Decrease in Current Assets:
Accounts Receivable	63,888	22,209
Inventories	75,208	39,872
Advanced to Suppliers	(6,150)	(142,048)
Other account receivable	(23,823)	121,279
Prepaid Expenses	(109,577)	3,568
Increase or (Decrease) in Current Liabilities:
Accounts Payable	-	215,234
Advanced from Customers	(19,679)	(92,492)
Tax Payable	(1,616)	6
Other payable	352,234	(7,427)
Accrued expense	4,469	21,446

Net Cash ( Used) Provided by Operating Activities	179,423	(19,422)

Cash Flows From Investing Activities:

Purchases of Property and Equipment	(75,786)	(74,028)
Disposal of Fixed Assets	146,102	-

Net Cash Used in Investing Activities	70,316	(74,028)

Due to Shareholder	725,835	140,225

Cash Flows From Financing Activities:
Capital contribution	39,771	-
Proceed from Loan	15,524	35,282
Net Cash Used in Financing Activities	55,295	35,282

Effect of exchange rate changes on cash and cash equivalents	(42,626)	3,990

Increase in Cash and Cash Equivalents	262,408	(54,178)

Cash and Cash Equivalents -Beginning Balance	14,504	194,034

Cash and Cash Equivalents - Ending Balance	$276,912	$139,856

Supplemental Disclosures of Cash Flow Information:

Cash Paid During The Years for:
Interest Paid	-	-
Income Taxes Paid	-	-
The accompanying notes are an integral part of the financial statements

SNX ORGANIC FERTILIZERS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009
(Unaudited)

Note 1 – Organization and Description of Business

SNX Organic Fertilizers, Inc. (the “Company”) is formed and registered in the state of Delaware in November 2005. Its core business, through its operating subsidiaries based in china, is to develop, manufacture and market organic fertilizer.

The Company’s business operation is carried on by its subsidiaries, Beijing Shennongxing Technology, Ltd.Co. (“BSNX”). BSNX was formed in June 2002 with a registered capital of five hundred thousand (500,000) RMB. In January 2005, the BSNX has amended its charter and changed its name from Beijing Earth Village Zoology & Touring Developing Central to current name Beijing Shennongxing Technology, Ltd. Co., and has increased its capital to one million (1,000,000) RMB, which is approximately $124,355 US Dollar. In March 2006, the Company acquired 100% of BSNX’s shares, and its shareholders transferred their shares to the Company. The BSNX foreign statue has approved by Haidian Business Bureau in Beijing China. The BSNX operations are extracting color from nature plant, manufacturing and technical counseling organic fertilizer, studying and researching organic agricultural products.

Beijing Shennongxing Huanan Xiangyu Green Fertilizer Ltd, Co. (“HX”) was organized in 2005. HX major products are biology organic fertilizer; organic leaves fertilizer, organic composite fertilizer. HX was located in Huanan county of Heilongjiang province. BSNX signed a managing agreement with Huanan local government and paid two million two hundred thousand (2,2 Mil) RMB which is equivalent to $265,492 USD to obtain the license for operating right of Xiangyu Fertilizer Company of Huanan County (“XFH”) and XFH’s plant, equipment and brand and related intangible assets for 20 years.

In April 2007, The Company invested one million and seven hundred thousand (1.7 mil) RMB, which is equivalent to $239,670 USD to establish Daqing Shennongxing Xiangyu Technology CO., Ltd (“DSNX”). DSNX engaged to produce complex mixing fertilizer, biology fertilizer, and organic fertilizer, develop and market microbe fertilizer. DSNX is located in Daqing City, Heilongjiang province.

Heilongjiang Xiangyu Organic Fertilizer Co. Ltd (“HSNX”) was established on September 15, 2006. Its registered capital was Five million and two (5,200.000) RMB, which is equivalent to $762,467 USD. On September 19, 2007, the company paid Two million eighty four thousand two hundred thirty two and thirty four cents (2,084,232.34)  RMB, which is equivalent to $304,986 USD to acquire HSNX. HSNX is located in Jiamusi city, Heilongjiang province of China and engaging to produce complex mixing fertilizer and organic fertilizer.

Note 2 - Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The consolidated interim financial statements included herein have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

Principles of consolidation

In addition to the financial statements of SNX organic fertilizer Co. Ltd., the accompanying consolidated financial statements include its wholly owned subsidiary, Beijing Shennongxing Technology Co.Ltd, Daqing Shennongxing Xiangyu Technology Co., Ltd , Heilongjiang Shennongxing Xiangyu Organic Fertilizer Co., Ltd. All significant inter-company transactions and balances have been eliminated in the consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue  recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes revenue net of an allowance for estimated returns, at the time the merchandise is sold or services performed. The allowance for sales returns is estimated based on the Company’s historical experience. Sales taxes are presented on a net basis (excluded from revenues and costs). Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

The Company maintains cash and cash equivalents with financial institutions in the People Republic of China (“PRC”). The Company performs periodic evaluation of the relative credit standing of financial institutions that are considered in the Company’s investment strategy.

Inventories

Inventories are stated at lower of cost, as determined on a weighted average basis, or market value.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized. Depreciation and amortization are provided using the straight-line method for financial reporting purposes, whereas accelerated methods are used for tax purposes.

Estimated Useful Life
Building	30-40 years
Machinery and equipment	10-20 years
Other equipment	5 years
Transportation equipment	5-7 years

Long-lived assets

The Company accounts for long-lived assets in accordance with ASC 360 “Accounting for the impairment of Disposal of Long-Lived Assets”, which became effective January 1, 2002. Under ASC 360, the Company reviews long-term assets for impairment whenever events or circumstances indicate that the carrying amount of those assets may not be recoverable. The Company has not incurred any losses in connection with the adoption of this statement

Intangible assets

Intangible assets consist of “rights to use land and build a plant.” According to the law of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 50 years. The method to amortize intangible assets is a 50-year straight-line method. The Company also evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows form these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Accounting for income taxes

The Company accounts for income taxes in accordance with   Accounting Standards Codification, ASC 740 , which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statements carrying amounts of existing assets and liabilities and their respective tax basis, In addition, SFAS109 requires recognition of future tax benefits, such as carry forwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Value Added Tax (VAT)

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s Organic fertilizers and bio-fertilizers that are sold in the PRC are subject to a Chinese value-added tax at a rate of 13% or 17% of the gross sales price, respectively. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished products. The Company recorded VAT payable and VAT receivable net of payments in the consolidated financial statements. The VAT tax return is filed to offset the payables against the receivables.

Foreign currency translation and other comprehensive income

The reporting currency of the Company is the United States Dollar (“USD”). The functional currency of the Company and its subsidiaries is the Chinese Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into USD as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing for the period. Capital accounts are translated at their historical exchange rates when the capital translation occurred. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in accumulated other comprehensive income.

Fair value of financial instruments

The carrying amounts of the Company's financial instruments (including accounts receivable and payable, payables to related parties and bank loan) approximate fair value due to the relatively short period to maturity of these instruments.

Statement of cash flows

In accordance with  Accounting Standards Codification,  ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies.

As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

New accounting pronouncements

In June 2009, the FASB issued ASC 105, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification TM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. ASC 805 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of ASC 805 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued ASC 810, Amendments to FASB Interpretation No. 46(R) , which improves financial reporting by enterprises involved with variable interest entities. ASC 810 addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in ASC 860 and (2) concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Adoption of ASC 810 is not expected to have a material impact on the Company’s results of operations or financial position.

 In May 2009, the FASB issued ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of ASC 855 to interim or annual financial periods ending after June 15, 2009. Adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial position.

In April 2009, the FASB issued ASC 270, “Interim Disclosures about Fair Value of Financial Instruments,” which requires quarterly disclosures of the fair value of all financial instruments that are not reflected at fair value in the financial statements, as well as additional disclosures about the method(s) and significant assumptions used to estimate the fair value. Prior to the issuance of this FSP, such disclosures, including quantitative and qualitative information about fair value estimates, were only required on an annual basis. ASC 270 is effective for interim reporting periods ending after June 15, 2009. The adoption of ASC 270 did not have a material effect on the Company’s disclosures.

NOTE 3- ACCOUNTS RECEIVABLE

Management regularly reviews aging of the receivables and changes in payment trends by its customers, and records a reserve when the management believes collection are at risk.

Accounts considered uncollectible are written off. Management concluded that as of September 30, 2009 and March 31 2009 the entire amount is collectible and no allowance for doubtful accounts was reserved. The accounts receivable balance as of September 30, 2009 and March 31 2009 is $226,329and $290,217, respectively.

NOTE 4- INVENTORIES

Inventories are stated at the lower of cost or market using weighted average method. Inventories consist of raw materials; work in process and finished goods. Raw materials mainly consist of organic fertilizer, biology fertilizer, extract color from nature plant. The cost of finished goods included (1) direct costs of raw materials, (2) direct labor, (3) indirect production costs, such as allocable utilities cost, and (4) indirect labor related to the production activities, such as assembling and packaging. Although historically an immaterial concern due to the high inventory turnover in the Chinese organic fertilizer industry, the Company reviews its inventory regularly for possible obsolescence. As of September 30, 2009 and March 31 2009, the Company has not recorded any reserve for inventory obsolescence.

Inventories at September 30, 2009 and March 31 2009 consisted of the following:

	September 30, 2009	March 31, 2009

Raw materials	$29,125	$35,755
Work in process	14,852	78,142
Finished goods	65,404	70,692

Totals	$109,381	$184,589

NOTE 5- PROPERTY AND EQUIPMENT, net

A summary of Property and equipment at September 30, 2009 and March 31 2009 is as follows:

	September 30, 2009	March 31, 2009

Building	$201,135	$346,764
Transportation equipment	46,562	46,499
Machinery and equipme	1,153,291	1,107,291
Office Equipment	19,053	-
Construction in Process	670,252	657,111

Totals	2,090,293	2,157,665
Less accumulated depreciation	(261,150)	(221,716)

Net Fixed Assets	$1,829,143	$1,935,949

Depreciation expense for the six months ended as of September 30, 2009 is $39,133.

NOTE 6- INTANGIBLE ASSETS

As of September 30, 2009 and March 31 2009, intangible assets consist of:

	September 30, 2009	March 31, 2009

Trade mark	$134,913	$134,729
Land use right	322,740	322,300
Total intangible assets	457,653	457,029

Less: Accumulated amortization

Net value of intangible assets	$457,653	$457,029

As of September 30,  and March 31, 2009, the land use right had not been amortized because the land has not utilized for production.

NOTE 8 – ADVANCES TO SUPPLIERS

As a normal practice of doing business in China, the Company is frequently required to make advance payments to suppliers for raw materials. Such advance payments are interest free. The balances of advances to suppliers were $6,150 and $ 0 as of September 30, 2009 and March 31 2009 respectively.

NOTE 9 - ACCOUNTS PAYABLE

The Company has accounts payable related to the purchase of inventory. This amount represents the accounts payable by the Company to the suppliers of $44,467 and $44,406 at September 30, 2009 and March 31 2009, respectively.

NOTE 10 –OTHER CURRENT LIABILITIES

Other current liabilities consist of:

	September 30, 2009	March 31, 2009
Other payables	$941,400	$589,367
Accrued expenses	149,372	144,702
Total	$1,090,772	$734,069

NOTE 11- LOAN FROM SHAREHOLDERS

As of September 30, 2009 and March 31 2009, the amount of $1,716,047 and $1,700,523 respectively were due to shareholders. This loan is interest free and Company has not accrued the interest.

NOTE 12 – INCOME TAXES

Under the existing Income Tax Laws of the PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% national income taxes plus 3% local income taxes) on taxable income, which is based on the net income reported in the statutory financial statements after appropriate tax adjustments. The statutory rate has been changed to 25%, effective January 1, 2008.

NOTE 13 – STATUTORY RESERVE

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. The transfer to this reserve must be made before distribution of any dividend to shareholders.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. Our company has no profit now, so we don’t calculate Reserved Fund.

NOTE 14 – CASH AND CONCENTRATION OF RISK

The Company considers all highly liquid assets with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC.

Certain financial instruments are subject to concentration of credit risk They consist of cash and cash equivalents. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of September 30, 2009 and March 31 2009, the Company had deposits totaling $276,912 and $14,504 that are not covered by insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

The Company's operations are carried out in the People Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the US and China, and by the general state of China's economy. The Company's operations in China are subject to specific considerations and significant risks not typically associated with companies in the North America. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and  among other things.

SNX ORGANIC FERTILIZERS, INC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
SNX Organic Fertilizer, Inc. and subsidiaries
Beijing, PRC

We have audited the accompanying consolidated balance sheets of SNX Organic Fertilizer, Inc. and subsidiaries as of March 31, 2009 and 2008 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the two years ended March 31, 2009 and 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNX Organic Fertilizer, Inc. and subsidiaries as of March 31, 2009 and 2008, and the results of its operations, changes in stockholders’ equity, and cash flows for each of the two years ended March 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/P.C.Liu, CPA, P.C.
P.C.LIU, CPA,P.C.
Flushing, NY

July 30, 2009

SNX ORGANIC FERTILIZERS, INC.
CONSOLIDATED BALANCE SHEETS
FOR THE YEARS ENDED MARCH 31, 2009 and 2008

	2009	2008
Current Assets:
Cash and cash equivalents	$14,504	$194,034
Accounts receivable	290,217	239,376
Other account receivable	138,189	65,359
Advanced to suppliers	-	7,140
Inventory (net)	184,589	209,960
Prepaid Expenses	-	3,510
Total Current Assets	627,499	719,379

Property, Plant & Equipment, net	1,935,949	1,554,828

Intangible assets, net	457,029	445,487

Total Assets	3,020,477	2,719,694
Current Liabilities:
Accounts Payable	44,406	66,263
Advance from Customers	145,108	90,959
Tax Payable	28,037	9
Accrued expenses and other payable	734,069	584,895

Total Current Liabilities	951,620	742,126
Related Party Transactions
Loan from stockholders, current portion	1,700,523	1,714,381

Total Related Party Transactions	1,700,523	1,714,381

Long-Term Liabilities:
Long Term Loan	-	-
Total Long-Term Liabilities	-	-

Total Liabilities	2,652,143	2,456,507

Stockholders' Equity:
Capital	1,976,318	1,127,158
Additional capital	-	-
Accumulated other comprehensive income	(23,128)	(52,726)
Retained Earnings	(1,584,856)	(811,245)
Total Stockholders' Equity	368,334	263,187

Total Liabilities and Stockholders' Equity	$3,020,477	$2,719,694
The accompanying notes are an integral part of the financial statements

SNX ORGANIC FERTILIZERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2009 and 2008

	2009	2008

Revenues	$117,414	$-

Cost of Goods Sold	154,941	-

Gross Profit	(37,527)	-

Operating Expenses:
Sales Expenses	9,073	14,738
General and Administrative Expenses	726,254	712,660

Total Operating Expenses	735,327	727,398

Income from Operations before other Income and (expense)	(772,854)	(727,398)

Other Income and (Expense):
Other income	327	1,422
Financial expense	(1,084)	(675)

Non Operating( income)/expenses	(757)	747

Income Before Income Taxes	(773,611)	(726,651)

Provision For Income Taxes	-	-

Net Income (Loss)	(773,611)	(726,651)

Other Comprehensive Items:

Foreign Currency Translation Gain (Loss)	29,598	(52,726)

Net Comprehensive Income	$(744,013)	$(779,377)
The accompanying notes are an integral part of the financial statements

SNX ORGANIC FERTILIZERS, INC.
CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED MARCH 31, 2009 and 2008

				Total
		Comprehensive	Retained	Stockholders'
	Capital	Income	Earnings	Equity
Balance-March 31, 2007	$763,209	$-	$(84,594)	$678,615

Net loss for the year			(726,651)	(726,651)
Additional contributed capital	363,949			363,949
Foreign currency translation adjustment	-	(52,726)		(52,726)

Comprehensive income

Balance- March 31, 2008.	1,127,158	(52,726)	(811,245)	263,187

Net loss for the year			(773,611)	(773,611)
Additional contributed capital	849,160			849,160
Foreign currency translation adjustment		29,598		29,598

Comprehensive income

Balance- March 31, 2009	$1,976,318	$(23,128)	$(1,584,856)	$368,334
The accompanying notes are an integral part of the financial statements

SNX ORGANIC FERTILIZERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2009 and 2008

Cash Flows From Operating Activities:
	2009	2008
Net Income	$(773,611)	$(726,651)
Adjustments To Reconcile Net Income To Net Cash
Provided By Operating Activities:
Depreciation and Amortization Expense	112,840	94,030
Loss from Disposal of Fixed Assets
(Increase) or Decrease in Current Assets:
Accounts Receivable	(44,432)	(225,177)
Inventories	30,668	177,759
Advanced to Suppliers	7,291	(6,717)
Other account receivable	(70,805)	148,521
Prepaid Expenses	3,584	74,434
Increase or (Decrease) in Current Liabilities:
Accounts Payable	(23,465)	(283,598)
Advanced from Customers	51,552	85,564
Tax Payable	27,897	(213,765)
Other payable	(16,033)	185,662
Accrued expense	149,430	(6,157)
Due to management	(545,882)	662,375

Net Cash ( Used) Provided by Operating Activities	(1,090,966)	(33,720)

Cash Flows From Investing Activities:

Purchases of Property and Equipment	318,265	-
Additions to Construction in Process	(282,483)	(397,820)

Net Cash Used in Investing Activities	35,782	(397,820)

Cash Flows From Financing Activities:
Capital contribution	871,483	362,691
Net Cash Provided in Financing Activities	871,483	362,691

Increase in Cash and Cash Equivalents	(183,701)	(68,849)

Effect of exchange rate changes on cash and cash equivalents		20,547

Cash and Cash Equivalents -Beginning Balance	194,034	242,335

Cash and Cash Equivalents - Ending Balance	$14,504	$194,034
The accompanying notes are an integral part of the financial statements

SNX ORGANIC FERTILIZER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008

 NOTE 1- ORGANIZATION AND DESCRIPTION OF BUSINESS

SNX Organic Fertilizers, Inc. (the “Company”) is formed and registered in the state of Delaware in November 2005. Its core business, through its operating subsidiaries based in china, is to develop, manufacture and market organic fertilizer.

The Company’s business operation is carried on by its subsidiaries, Beijing Shennongxing Technology, Ltd.Co. (“BSNX”). BSNX was formed in June 2002 with a registered capital of five hundred thousand Yuan (500,000) RMB. In January 2005, the BSNX has amended its charter and changed its name from Beijing Earth Village Zoology & Touring Developing Central to current name Beijing Shennongxing Technology, Ltd. Co., and has increased its capital to one million (1,000,000) Yuan RMB, which is approximately $124,355 US Dollar. In March 2006, the Company acquired 100% of BSNX’s shares, and its shareholders transferred their shares to the Company. The BSNX foreign statue has approved by Haidian Business Bureau in Beijing China. The BSNX operations are extracting color from nature plant, manufacturing and technical counseling organic fertilizer, studying and researching organic agricultural products.

Beijing Shennongxing Huanan Xiangyu Green Fertilizer Ltd, Co. (“HX”) was organized in 2005. HX major products are biology organic fertilizer; organic leaves fertilizer, organic composite fertilizer. HX was located in Huanan county of Heilongjiang province. BSNX signed a managing agreement with Huanan local government and paid two million two hundred thousand (2,2 Mil) Yuan RMB which is equivalent to $265,492 USD to obtain the license for operating right of Xiangyu Fertilizer Company of Huanan County (“XFH”) and XFH’s plant, equipment and brand and related intangible assets for 20 years.

In April 2007, The Company invested one million and seven hundred thousand (1.7 mil) Yuan RMB, which is equivalent to $239,670 USD to establish Daqing Shennongxing Xiangyu Technology CO., Ltd (“DSNX”). DSNX engaged to produce complex mixing fertilizer, biology fertilizer, and organic fertilizer, develop and market microbe fertilizer. DSNX is located in Daqing City, Heilongjiang province.

Heilongjiang Xiangyu Organic Fertilizer Co. Ltd (“HSNX”) was established on September 15, 2006. Its registered capital was Five million and two (5,200.000) Yuan RMB, which is equivalent to $762,467 USD. On September 19, 2007, the company paid Two million eighty four thousand two hundred thirty two and thirty four cents (2,084,232.34) Yuan RMB, which is equivalent to $304,986 USD to acquire HSNX. HSNX is located in Jiamusi city, Heilongjiang province of China and engaging to produce complex mixing fertilizer and organic fertilizer.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements included the accounts of the Company, it’s wholly and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

The Company maintains cash and cash equivalents with financial institutions in the People Republic of China (“PRC”). The Company performs periodic evaluation of the relative credit standing of financial institutions that are considered in the Company’s investment strategy.

Inventories

Inventories are stated at lower of cost, as determined on a weighted average basis, or market value.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation.  Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized. Depreciation and amortization are provided using the straight-line method for financial reporting purposes, whereas accelerated methods are used for tax purposes.

Depreciation year
Building	30-40 years
Machinery and Equipments	10-20 years
Office Equipments	5 years
Vehicle	5-7 years

Long-lived assets

The Company accounts for long-lived assets in accordance with SFAS No, 144 “Accounting for the impairment of Disposal of Long-Lived Assets”, which became effective January 1, 2002. Under SFAS No. 144, the Company reviews long-term assets for impairment whenever events or circumstances indicate that the carrying amount of those assets may not be recoverable. The Company has not incurred any losses in connection with the adoption of this statement.

Intangible assets

Intangible assets consist of “rights to use land and build a plant.” According to the law of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 50 years. The method to amortize intangible assets is a 50-year straight-line method. The Company also evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows form these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes revenue net of an allowance for estimated returns, at the time the merchandise is sold or services performed. The allowance for sales returns is estimated based on the Company’s historical experience. Sales taxes are presented on a net basis (excluded from revenues and costs). Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Accounting for income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No.109 (“SFAS 109”) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statements carrying amounts of existing assets and liabilities and their respective tax basis, In addition, SFAS 109 requires recognition of future tax benefits, such as carry forwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Value Added Tax (VAT)

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT).  All of the Company’s Organic fertilizers and bio-fertilizers that are sold in the PRC are subject to a Chinese value-added tax at a rate of 13% or 17% of the gross sales price, respectively.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished products.  The Company recorded VAT payable and VAT receivable net of payments in the consolidated financial statements.  The VAT tax return is filed to offset the payables against the receivables.

Foreign currency translation and other comprehensive income

The reporting currency of the Company is the United States Dollar (“USD”). The functional currency of the Company and its subsidiaries is the Chinese Renminbi (“RMB”).

For financial reporting purposes, RMB has been translated into USD as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing for the period. Capital accounts are translated at their historical exchange rates when the capital translation occurred. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in accumulated other comprehensive income.

Fair value of financial instruments

The carrying amounts of the Company's financial instruments (including accounts receivable and payable, payables to related parties and bank loan) approximate fair value due to the relatively short period to maturity of these instruments.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No.95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

New accounting pronouncements

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The current GAAP hierarchy, as set forth in the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, has been criticized because (1) it is directed to the auditor rather than the entity, (2) it is complex, and (3) it ranks FASB Statements of Financial Accounting Concepts. The FASB believes that the GAAP hierarchy should be directed to because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the FASB concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial position.

In December 2007, the Financial Accounting Standards Board (“FASB”) simultaneously issued SFAS No. 141R, “Business Combinations (2007 Amendment),” and SFAS 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51.”  Both standards update United States guidance on accounting for “non-controlling interests,” sometimes referred to as minority interests, which interests represent a portion of a subsidiary not attributable, directly or indirectly, to a parent. FASB and the International Accounting Standards Board (“IASB”) have been working together to promote international convergence of accounting standards. Prior to promulgation of these new standards there were specific areas in accounting for business acquisitions in which conversion was not achieved. The objective of both standards is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in “business combinations” and consolidated financial statements by establishing accounting and reporting standards. In business combinations it is accomplished by establishing principles and requirements concerning how an “acquirer” recognizes and measures identifiable assets acquired, liabilities assumed, and non-controlling interest in the acquiree, as well as goodwill acquired in the combination or gain from a bargain purchase; and determines information to be disclosed to enable users to evaluate the nature and effects of business combinations. In consolidated financial statements the standards require: identification of ownership interests held in subsidiaries by parties other than the parent be clearly identified, labeled and presented in consolidated financial position within equity (rather than “mezzanine” between liabilities and equity) separately from amounts attributed to the parent, with net income attributable to the parent and to the minority interest clearly identified and presented on the face of consolidated statements of income. The standards also provide guidance in situations where the parent’s ownership interest in a subsidiary changes while the parent retains its controlling financial interest. The standard also provides guidance on recording a gain or loss based on fair value in situations involving deconsolidation of a subsidiary. Entities must provide sufficient disclosures that distinguish between interests of the parent and that of the non-controlling interest.

Both standards are effective for fiscal years and interims beginning on or after December 15, 2008 (that is January 1, 2009) for entities with calendar years. Earlier adoption is prohibited. The standards shall be applied prospectively as of the beginning of the fiscal year in which initially applied, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company does not anticipate that the adoption of SFAS No. 141R and No. 160 will have an impact on the Company's overall results of operations or financial position, unless the Company makes a business acquisition in which there is a non-controlling interest.

NOTE 3- ACCOUNTS RECEIVABLE

Management regularly reviews aging of the receivables and changes in payment trends by its customers, and records a reserve when the management believes collection are at risk. Accounts considered uncollectible are written off. Management concluded that as of March 31, 2009 and 2008 the entire amount is collectible and no allowance for doubtful accounts was reserved.  The accounts receivable balance as of March 31, 2009 and 2008 is $290,217 and $239,376, respectively.

NOTE 4- INVENTORIES

Inventories are stated at the lower of cost or market using weighted average method. Inventories consist of raw materials; work in process and finished goods. Raw materials mainly consist of organic fertilizer, biology fertilizer, extract color from nature plant. The cost of finished goods included (1) direct costs of raw materials, (2) direct labor, (3) indirect production costs, such as allocable utilities cost, and (4) indirect labor related to the production activities, such as assembling and packaging.

Although historically an immaterial concern due to the high inventory turnover in the Chinese organic fertilizer industry, the Company reviews its inventory regularly for possible obsolescence. As of March 31, 2009 and 2008, the Company has not recorded any reserve for inventory obsolescence.

Inventories at March 31, 2009 and 2008 consisted of the following:

	March 31, 2009	March 31, 2008
Raw materials	$35,755	$77,373

Work in process	78,142	62,621

Finished goods	70,692	69,966

Total	$184,589	$209,960

NOTE 5- PROPERTY AND EQUIPMENT, net

A summary of Property and equipment at March 31, 2009 & 2008 is as follows:

	March 31, 2009	March 31, 2008
Buildings	$168,660	$168,660
Vehicles	45,059	45,059
Machinery and Equipment	1,286,834	1,082,840

Subtotal	1,500,553	1,296,559
Less: Accumulated Depreciation	(221,715)	(105,613)

Net Fixed Assets	1,278,838	1,190,946
Construction in Progress	657,111	363,882
Total Fixed Assets	$1,935,949	$1,554,828

Depreciation expense for the years of March 31, 2009 and 2008 is $112,840 and $94,030, respectively.

NOTE 6- INTANGIBLE ASSETS

As of March 31, 2009 and 2008, intangible assets consist of:

	March 31, 2009	March 31, 2008

Trademark	$134,729	$131,327
Land Use Right	322,300	314,160

Subtotal	457,029	445,487
Less: Accumulated Amortization	-	-

Total Intangible Assets	$457,029	$445,487

As of March 31, 2009 and 2008, the land use right has not been amortized because the land has not utilized for production.

NOTE 7 – OTHER RECEVABLES

Other receivables as of March 31, 2009 and 2008 are $138,189 and $65,359, respectively. The receivables are interest free, unsecured, and due on demand.

NOTE 8 – ADVANCES TO SUPPLIERS

As a normal practice of doing business in China, the Company is frequently required to make advance payments to suppliers for raw materials. Such advance payments are interest free. The balances of advances to suppliers were $0 and $7,140 as of March 31, 2009 and 2008 respectively.

NOTE 9 - ACCOUNTS PAYABLE

The Company has accounts payable related to the purchase of inventory. This amount represents the accounts payable by the Company to the suppliers of $44,406 and $66,263 at March 31, 2009 and 2008, respectively.

NOTE 10 –OTHER CURRENT LIABILITIES

Other current liabilities consist of:

	March 31, 2009	March 31, 2008

Other Payable	589,367	590,183

Accrued Expenses	144,702	(5,288)

Total	734,069	584,895

NOTE 11- DUE TO MANAGEMENT

As of March 31, 2009 and 2008, the amount of $1,700,523 and $1,714,381 respectively were due to Management.

NOTE 12 – INCOME TAXES

Under the existing Income Tax Laws of the PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% national income taxes plus 3% local income taxes) on taxable income, which is based on the net income reported in the statutory financial statements after appropriate tax adjustments.  The statutory rate has been changed to 25%, effective January 1, 2008.

NOTE 13 – STATUTORY RESERVE

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. The transfer to this reserve must be made before distribution of any dividend to shareholders.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.
Our company has no profit now, so we don’t calculate Reserved Fund.

NOTE 14 – CASH AND CONCENTRATION OF RISK

The Company considers all highly liquid assets with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC.

Certain financial instruments are subject to concentration of credit risk They consist of cash and cash equivalents.  Balances at financial institutions or state owned banks within the PRC are not covered by insurance.  As of March 31, 2009 and 2008, the Company had deposits totaling $14,504 and $194,034 that are not covered by insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

The Company's operations are carried out in the People Republic of China.  Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the US and China, and by the general state of China's economy.  The Company's operations in China are subject to specific considerations and significant risks not typically associated with companies in the North America.  These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange.  The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.